Exhibit 10.31

PURSUANT TO 17 C.F.R. § 240.24B-2, CONFIDENTIAL INFORMATION (INDICATED BY {*****}) HAS BEEN OMITTED FROM THIS DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT APPLICATION FILED WITH THE COMMISSION

ACCURAY INCORPORATED

MULTIPLE LINAC AND MULTI-MODALITY
DISTRIBUTOR AGREEMENT

This Multiple LINAC and Multi-Modality Distributor Agreement (“Agreement”) is entered into by and between ACCURAY INCORPORATED, a Delaware corporation with its executive offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089, USA (“Accuray”), and SIEMENS AKTIENGESELLSCHAFT, a corporation formed under the laws of the Federal Republic of Germany, with its registered offices located at Berlin and Munich (“Siemens”), as of June 8, 2010 (“Effective Date”).

RECITALS

Accuray manufactures and sells full-body radiosurgery systems using image-guided robotics, including the CyberKnife® Robotic Radiosurgery System, which is FDA cleared in the United States to provide treatment planning and image-guided stereotactic radiosurgery and precision radiotherapy for lesions, tumors and conditions anywhere in the body where radiation treatment is indicated.

In order to achieve its business objectives, Accuray relies on qualified distributors to market and distribute its products and services.

Accuray and Siemens have entered into that certain Strategic Alliance Agreement, dated as of the date hereof (the “Strategic Alliance Agreement”), and such agreement provides that Accuray and Siemens shall enter into a distribution agreement for Multiple LINAC and Multi-Modality Purchases (as defined below).

Accuray wishes to appoint Distributor (as defined below) as a non-exclusive, worldwide distributor for the Products and Services to Customer in connection with Multiple LINAC or Multi-Modality Purchases (as defined below), subject to the terms and conditions of this Agreement, and Distributor wishes to accept such appointment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereto hereby agree as follows:

1.          DEFINITIONS.  Capitalized terms used, but not defined herein, shall have the meaning provided in the Strategic Alliance Agreement.  The following terms, as used herein, have the following meaning:

1.1.       “Accuray Regions” means Accuray’s sales regions (as of the Effective Date) of the Americas (North America and South America), APAC (Asia Pacific, including Australia and other than India and Japan), EIMEA (Europe, India, Middle East, and Africa), and Japan.

1.2.       “Customer” means any person or business entity with whom Distributor enters into an agreement for Products or Services in connection with a Multiple LINAC or Multi-Modality Purchase pursuant to this Agreement.

1.3.       “Distributor” means Siemens, its Affiliates, or any Third Party which has been granted distribution rights whose scope includes the Products and/or Services by Siemens.

1.4.       “Multiple LINAC or Multi-Modality Purchase” means a Multiple LINAC Purchase or a Multi-Modality Purchase.

1.5.       “Multi-Modality Purchase” means the purchase, on a single purchase order, of at least one Distributor imaging product (e.g., CT, MR, PET-CT) and at least one System.

1.6.       “Multiple LINAC Purchase” means the purchase, on a single purchase order, of at least one Distributor linear accelerator product and at least one System.

1.7.       “Product(s)” means the System and/or related products manufactured by or for Accuray for use in the radiosurgery market, which have been approved for sale in the Customer’s geographic region.

1.8.       “Quote” means a quote provided by Accuray to Distributor pursuant to Section 2.3 that will serve as the basis for the Product configuration, Services, pricing and delivery schedule offered to a Customer by Distributor.

1.9.       “Service(s)” means the performance of radiosurgery-related service(s) by Accuray or its distributors, which may include technical support, training or installation of Products as specified in the Quote.

1.10.     “Service Agreements” means the Accuray CyberKnife Service Agreement or such other service programs and agreements as may be released or modified by Accuray from time to time.

1.11.     “Spare Parts” means replacement or additional parts or Products used in connection with the System.

1.12.     “Specification(s)” means the current written description of a Product or Service prepared by Accuray and provided to Distributor.

1.13.     “System(s)” means the Accuray CyberKnife® Robotic Radiosurgery System or CyberKnife® VSI™ System, as applicable.

2.          DISTRIBUTORSHIP

2.1.       Appointment.  Accuray hereby appoints Distributor as a non-exclusive, worldwide distributor of Products and Services to Customers solely in connection with Multiple LINAC or Multi-Modality Purchases, not to the exclusion of Accuray itself or any of its other current or future distributors and subject to the terms and conditions of this Agreement.  By way of clarification, this Agreement does not relate to any Cayman Product, including, without limitation, the distribution or sale thereof or any services related thereto.

2.2.       Pricing.

2.2.1.       Pricing of Products and Services shall be based upon Accuray’s then current price lists for such Products and Services.  The current price list for Products and Services effective as of the Effective Date will be provided to Distributor contemporaneously with the delivery of this fully executed Agreement to Distributor.  Such price lists will be subject to change from time to time in Accuray’s sole discretion, and Accuray shall use commercially reasonable efforts to provide Distributor with updated pricing on a regular basis, provided that pricing included in a Quote delivered by Accuray to Distributor shall reflect Accuray’s current up-to-date pricing unless otherwise agreed.  Updated price lists shall not apply to valid Quotes issued by Accuray and subject to acceptance by Distributor prior to the effective date of such updated price lists.

2.2.2.       Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Distributor may present for approval to Accuray opportunities for sales of Products and Services at prices that differ from the prices set forth in the then current price list.  Accuray may, in its sole and absolute discretion, approve any such opportunity, and if approved in writing by Accuray, Distributor shall otherwise be permitted to pursue such opportunity at such prices, which opportunity shall otherwise be governed by and pursued pursuant to the terms of this Agreement.

2.3.       Quote and Purchase Process.  Distributor acknowledges and agrees that Accuray will determine the appropriate quote process to be observed by the parties under this Agreement and may amend this process (other than the approval rights set forth in Section 2.3.2) as notified to the Distributor reasonably in advance. In addition, Distributor acknowledges that each proposed sale of a Product or Service under this Agreement is subject to the approval rights of Accuray set forth in Section 2.3.2.  Accuray and Distributor will comply with the following process for making sales of Products and Services in connection with Multiple LINAC or Multi-Modality Purchases:

2.3.1.       Opportunity.  Once Distributor has identified a Customer opportunity in connection with a Multiple LINAC or Multi-Modality Purchase, it shall request a Quote from Accuray based on the Product configuration and Services requested by the Customer and the Accuray Region in which the Customer is located, and shall include such other information regarding the Customer and the proposed opportunity as Accuray may reasonably request.

2.3.2.       Quote.  Following receipt of Distributor’s Quote request, Accuray will determine whether to approve the issuance of a Quote related to such request.  Such determination shall be made in accordance with and subject to the conditions set forth in Schedule 2.3.2 attached hereto.  If Accuray approves the issuance of a Quote, Accuray shall issue a Quote to Distributor based on the Product configuration and Services requested by the Customer, including pricing for such Products and Services as provided in Section 2.2 above.  The Quote issued by Accuray in relation to a Customer opportunity shall serve as the basis of any offer made by Distributor to that Customer and shall remain valid for at least six months (unless earlier declined by Distributor), and Distributor shall submit an amended Quote request to Accuray in the event adjustments to a Quote are requested by the Customer.  Any such amended Quote request from Distributor shall again be subject to the Accuray approval process set forth in this Section 2.3.2.

2.3.3.       Purchase.  To purchase Products or Services based on a Quote provided by Accuray, Distributor will issue a purchase order, which shall include specific references to the quote number of such Quote (the “Purchase Order”). Accuray shall either accept or reject such Purchase Order within two weeks after receipt thereof, with any failure to approve or disapprove of such Purchase Order in such period constituting disapproval.  Each purchase of Accuray Components and Interfaces shall be accomplished and a Purchase Order may be accepted by the execution of the Purchase Order by an authorized representative of Accuray.  To the extent of any inconsistency between the Quote and the related Purchase Order, the terms and conditions of such Quote shall govern and Distributor acknowledges and agrees that Accuray shall not be bound by any terms, conditions or boilerplate language included in a Distributor purchase order submitted to Accuray.  The Purchase Order shall be delivered to Accuray via fax, electronic mail, or mail at the following address:

Accuray Incorporated

ATTN: Contracts Administration

1310 Chesapeake Terrace

Sunnyvale, CA 94089

Main: (408) 716-4600

Fax: (408) 789-4205

Email: Orders@accuray.com

2.3.4.       Cancellation; Amendment; Conflict.  Distributor may cancel the Purchase Order if Accuray has not executed such Purchase Order within two weeks of receipt.  Any amendment or addition to the Purchase Order shall only be effective if Distributor and Accuray confirm such amendment or addition in writing. To the extent of any inconsistency between a Quote or a Purchase Order and this Agreement, this Agreement shall prevail, unless such Quote or Purchase Order is signed by both the CFO or General Counsel of Accuray and the CFO of Distributor, expressly refers to this Section 2.3.4, and states that the Quote or Purchase Order is intended to supersede this Agreement.

2.4.       Standard Lead Time.  As of the Effective Time and to the best of Accuray’s knowledge, Accuray’s standard lead time for delivery of Products is six months.

3.          DUTIES OF DISTRIBUTOR

3.1.       Independent Distributor.  Distributor shall be and must at all times make it clear that it is an independent entity contracting with Accuray, and is not the employee, representative or agent of Accuray.  Distributor does not have the ability or authority to enter into any legal agreements or obligations that would bind Accuray in any manner.

3.2.       Market Knowledge, Promotion and Sales.  Distributor will develop a thorough and complete understanding of the Products and Services. Distributor will use its knowledge and understanding to identify and cultivate potential Customers.  Distributor agrees to use commercially reasonable efforts to introduce, promote the sale of, and obtain orders for the Products and Services in connection with Multiple LINAC or Multi-Modality Purchases, including, without limitation, including the Products and Services in each of Distributor’s

Oncology Care Systems price book and sales operation system, such that all of Distributor’s sales representatives can access quotations for Products and Services at least as easily as all other systems then available for purchase from Distributor. Moreover, Distributor represents and warrants that, on the date hereof and during the Term of this Agreement and any extension thereof, it (i) possesses the knowledge, experience, skills, and ability required to properly fulfill its obligations under this Agreement; and (ii) has the required facilities, manpower, capacity, financial strength, and knowledge to market and distribute Accuray’s Products and Services in connection with Multiple LINAC or Multi-Modality Purchases.

3.3.       Distributor Personnel.  During the Term of this Agreement and any extension thereof, Distributor agrees to use commercially reasonable efforts to employ qualified sales and technical personnel familiar with the Products and Services, including, without limitation, at least one person in Distributor’s Oncology Care Systems sales group with a primary responsibility for sales of Products, to perform the marketing and sales requirements as set forth herein.

3.4.       Distributor Personnel Sales Training.  Distributor shall use commercially reasonable efforts to cause each of its Oncology Care Systems sales personnel with any sales duties related to the Systems to attend any training provided by Accuray in such personnel’s Accuray Region pursuant to Section 4.12.

3.5.       Offers.  Distributor shall inform Accuray of all potential Customers for Multiple LINAC or Multi-Modality Purchases during the Term of this Agreement or any extension thereof.  Distributor shall offer such potential Customers only those Products or Services described in then current price lists, and only in accordance with the applicable Customer Quote and this Agreement.

3.6.       Purchase Schedule.  For each sale completed by Distributor, the resulting contract for the sale of Products shall be between Distributor and the Customer and the Service Agreement, if any, shall be between Accuray and the Customer or Accuray and the Distributor, as determined pursuant to Section 4.8.  For each such sale, Distributor must send a Purchase Order to Accuray at least six (6) months prior to the expected shipment date.

3.7.       Customer Complaints.  Distributor shall report promptly and in writing to Accuray any complaints or expressions of dissatisfaction by the Customers to Distributor relating to the Products or Services.  Any such reports shall be provided to Accuray via electronic mail to the following address: complaints@accuray.com.

3.8.       Warranty.  Distributor will not make any warranties or representations in Accuray’s name or on Accuray’s behalf other than the warranty provided by Accuray pursuant to Section 4.6 unless approved in advance in writing by Accuray.

3.9.       Service Agreements.  Distributor will make commercially reasonable efforts to sell a Service Agreement to each Customer.  For the avoidance of doubt, (i) the obligations of the parties with respect to the Service Agreement are as set forth in Sections 3.6 and 4.8 and (ii) the failure of Distributor to sell a Service Agreement to any Customer shall not be deemed to be a breach of this Agreement.

3.10.     Upgrades.  Any Product upgrades released by Accuray (other than Bug Fixes and Safety Updates, which are addressed in Section 4.6.3 and 4.6.4 respectively) can be purchased at the discretion of the Distributor pursuant to the procedures set forth in Section 2.3.  Such upgrades will be available at the prices listed in the then current price list as of the date of the Quote (unless prior written approval by Accuray for application of an earlier price list is obtained) for the upgrade, less any applicable discounts as specified in Exhibit A hereto.

3.11.     Compliance with Laws.

3.11.1.     Compliance Generally.  Distributor has and will have during the Term of this Agreement and any extension thereof the ability to distribute, market and sell the Products and Services in accordance with the terms of this Agreement, in full compliance with all governmental, regulatory and other requirements under any applicable law. Furthermore, Distributor agrees to comply with all applicable international, national, regional and local laws applicable to the performance of its duties hereunder or to any transactions involving the Products or Services contemplated hereunder.

3.11.2.     United States Laws.  Distributor understands that, because it is distributing the Products and Services of Accuray, a corporation subject to the laws of the United States of America, Distributor must, when carrying out its duties pursuant to this Agreement, avoid violations of certain of such laws.  These include, but are not necessarily limited to, the following:

3.11.2.1.        Restrictive Trade Practices or Boycotts, U.S. Code of Federal Regulations Title 15, Chapter VII, Part 760.

3.11.2.2.        Foreign Corrupt Practices Act, U.S. Code Title 15, § 78.

3.11.2.3.        Export Controls, imposed by U.S. Executive Order or implementing regulations of the U.S. Departments of Commerce, Defense or Treasury.

3.11.3.     No Illegal Activity.  Neither party (nor their sub-distributors, if any (“Sub-Distributors”)) shall engage in any illegal activities.  A party will not be held responsible for any activities of the other party or the other party’s Sub-Distributors that may be considered to be illegal.  For example, neither party supports the practice of bribes or under-the-table payments. Each party will ensure a like clause is included in each agreement it has with its Sub-Distributors, and monitor activities of its Sub-Distributors closely. In the event a party deems that its good-will has been or may potentially be affected by any such illegal activity of the other party or the other party’s Sub-Distributors, then such party reserves the right to terminate this Agreement or any portion thereof that relates to or is materially affected by such illegal activity with no further liability to the other party or the other party’s Sub-Distributors. Such party assumes no liability for such illegal activity and the other party hereby indemnifies and holds such party, its officers and assigns, harmless from any loss, damage and liability arising from or in connection with such illegal activity.

3.12.     Sales Targets.  Distributor shall not be subject to any minimum purchase requirements, but shall agree to the annual sales targets set forth in Schedule 2.5(d)(i)(2) of the Strategic Alliance Agreement and to using its customary standard sales processes, including, without limitation, the MTA process, with respect to sales of Systems.

3.13.     Affiliates; Distributors.  Siemens shall cause any of its Affiliates or distributors purchasing Systems or Services pursuant to the terms of this Agreement to agree to be bound by and comply with the terms and conditions of this Agreement and the provisions of the Strategic Alliance Agreement related to or applicable to such purchase, unless such Affiliate or distributor is already party to a distribution agreement for Products with Accuray.

4.          DUTIES OF ACCURAY

4.1.       Fulfillment and Shipment.

4.1.1.       Fulfillment of Executed Purchase Orders.  Accuray is responsible for ensuring that the Products supplied are of good quality as further described below.  Accuray will use commercially reasonable efforts to provide to Distributor or Customer, as applicable, in a timely manner those Products and Services required to fill confirmed Purchase Orders received from Distributor in accordance with the terms of this Agreement.

4.1.2.       Shipment.  All shipments shall be made F.C.A. Port of Oakland, California, USA.  Transfer of risk from Accuray to Distributor shall occur at such F.C.A. location as provided in F.C.A. terms and transfer of title shall occur at the same time.  Distributor may request Accuray to use a particular freight carrier, and Accuray agrees to do so, if feasible. If not feasible in Accuray’s reasonable judgment, then Accuray shall promptly advise Distributor of the reasons. If no such request is made, Accuray shall ship in accordance with any instructions contained in the Purchase Order or via FedEx ground, with no extra insurance. Accuray shall bill any actual freight costs to Distributor.  Any supplementary shipping costs arising from the need to meet the delivery deadline set forth in the Purchase Order by way of expedited delivery shall be borne by Accuray, if such delivery deadline was at least six months after the submission of such Purchase Order by Distributor.  For example, if a Purchase Order was submitted on June 1, with a requested delivery date of December 1, any expedited delivery expenses required in order to ensure delivery by December 1 shall be borne by Accuray, while if the requested delivery date was October 1, any expedited delivery expenses required in order to ensure delivery by October 1 shall be borne by Distributor.

4.2.       Product and Service Pricing. Accuray will provide its then current U.S. list pricing for its Products and Services to Siemens once per year during the Term of this Agreement and any extension thereof, or upon request from Siemens.  All prices will be stated in US Dollars, unless another currency is agreed upon in writing by Accuray.

4.3.       Product Specifications and Promotional Literature.  Accuray will provide product specifications and promotional literature to Distributor from time to time during the Term of this Agreement and any extension thereof.  Distributor may use product specifications and promotional literature in Distributor’s dealings with Customers. Accuray may introduce changes and upgrades to the Products.  Accuray will use commercially reasonable efforts to give Distributor as much advance notice of upgrades as is feasible.

4.4.       Regulatory Clearance.  Accuray will be responsible for and will bear all expenses related to obtaining and maintaining any approvals, permits and licenses required under any applicable law in order to sell, market and distribute the Products and Services to a Customer in connection with Multiple LINAC or Multi-Modality Purchases, including any upgrades to or expanded usage of the Products; provided, however, that if Accuray does not have a direct presence in or Accuray does not have a distributor for the sales of Systems specifically for the country in which the Customer requests delivery, as a condition to any sale of Products or Services to such Customer, Accuray may require Distributor (solely with the consent of Distributor) to enter into a distribution agreement with Accuray pursuant to Section 3.2 of the Strategic Alliance Agreement providing, among other things, that Distributor will be responsible for obtaining all such approvals, permits, and licenses for sales to such Customer.  Distributor will provide any assistance or documentation reasonably requested by Accuray and at Accuray’s expenses to assist Accuray with its obligations under this Section 4.4.  Accuray will be registered as the sole owner of any rights, title and interest to any of the Products or Spare Parts, as the case may be; provided, however, that should any applicable law or regulation require that Distributor alone be entitled to such ownership rights, Distributor shall hold this approval as trustee for Accuray and hereby consents to transfer or sublicense such approval to Accuray free of charge or to support Accuray in its efforts to re-obtain the approval for the benefit of Accuray or a third party named by Accuray upon expiration or termination of this Agreement.  Lists indicating, as of the Effective Date, (i) the countries in which Accuray has obtained regulatory approvals for the Products and Services and (ii) the countries in which Accuray has a direct presence or has a distributor for the sales of Systems specifically for such country are being delivered to Siemens concurrently with the execution of this Agreement. Accuray shall provide to Siemens updates of such lists on a quarterly basis.

4.5.       Import License.  Accuray or its distributor will obtain and maintain all required import licenses, and shall serve as importer of record for all Products and Services delivered in or into any country or region, other than the United States, pursuant to this Agreement; provided, however, that if Accuray does not have a direct presence in or Accuray does not have a distributor specifically for the sales of Systems in the country in which the Customer requests delivery, as a condition to any sale of Products or Services to such Customer, Accuray may require Distributor (solely with the consent of Distributor) to enter into a distribution agreement with Accuray pursuant to Section 3.2 of the Strategic Alliance Agreement providing, among other things, that Distributor will obtain and maintain all required import licenses and will act as the importer of record for the Products and Services ordered by such Customer.

4.6.       Warranty.

4.6.1.       Scope of Warranty.  Accuray will provide a warranty to each Customer that the Products will be free from material defects and perform substantially in accordance with the written Specifications provided by Accuray as reflected in the regulatory clearance at the time of sale for a period of one (1) year following Installation of the Products at Customer’s facility, but not to exceed eighteen (18) months following shipment of such Products to Distributor (“Warranty Period”). “Installation” of the System shall occur upon completion by Accuray or the entity installing the System, as applicable, of Accuray’s acceptance test procedure demonstrating that the System substantially conforms to the written Specifications.  If Accuray does not perform the Installation, Distributor will notify Accuray in writing within ten (10) days following Installation (including any testing procedures undertaken by Customer or its installation service provider).  In no event shall Distributor, Customer or their respective agents use the System (or any portion thereof) for any purpose before Installation thereof without the express written approval of Accuray. Distributor shall indemnify and hold Accuray harmless from any such use. Accuray makes no warranty that the operation of any software will be uninterrupted or error-free. Except as set forth in the preceding sentences, Accuray makes no warranties or representations to Customers or to any other party regarding any Products or Services provided by Accuray. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ACCURAY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

4.6.2.       Hardware and Software.  If a Customer notifies Accuray in writing during the Warranty Period of a defect in a Product that causes the Product to fail to conform to the foregoing warranty, Accuray shall at its option either repair or replace the non-conforming Product or, if in Accuray’s opinion such repair or replacement is not commercially reasonable, Accuray shall refund a pro-rated portion of the price paid by the Customer for such Product calculated based on a straight-line depreciation over a 5-year period beginning on the date of delivery. This will be Accuray’s sole and exclusive obligation and such Customer’s sole and exclusive remedy in relation to defective Products and parts.

4.6.3.       Software and Bug Fixes.  Notwithstanding Section 4.6.2, for a period of 10 years following Installation of a System, Accuray will provide to Customer, without charge, Bug Fixes with respect to any software included in the System. This is Accuray’s sole and exclusive obligation and Customer’s and Distributor’s sole and exclusive remedy in relation to defective software.  By way of clarification, Accuray’s sole obligation shall be to make such Bug Fixes available to Customer, and Accuray shall have no obligation (unless otherwise agreed by the Customer and Accuray) for installation or implementation of such Bug Fixes at the Customer’s site.  “Bug Fix” means an error correction or minor change in the existing software and/or hardware configuration that is required in order to enable the existing software and/or hardware configuration to perform to the existing functional specification(s).

4.6.4.       Safety Updates.  Notwithstanding Section 4.6.2 and any obligations according to law, for a period of 10 years following Installation of a System, Accuray will provide to Customer, without charge, Safety Updates with respect to any hardware or software included in the System. This is Accuray’s sole and exclusive obligation and Customer’s and Distributor’s sole and exclusive remedy in relation to any Safety Update required to be provided by applicable law in the Customer’s jurisdiction.  By way of clarification, Accuray’s sole obligation shall be to make such Safety Update available to Customer, and Accuray shall have no obligation (unless otherwise agreed by the Customer and Accuray) for installation or implementation of such Safety Update at the Customer’s site.  “Safety Update” means an error correction or change in the existing software and/or hardware configuration that is required for safety in order to enable the existing software and/or hardware configuration to perform to the existing functional specification(s) in accordance with applicable law in the Customer’s jurisdiction.

4.6.5.       Warranty Exclusions.  All warranty replacement of Products and parts shall be limited to malfunctions which are due and traceable to defects in original material or workmanship of Products. The warranties set forth in this Section 4.6 shall be void and of no further effect in the event of abuse, accident, alteration, misuse or neglect of Products, including but not limited to user modification of the operating environment specified by Accuray and user modification of any software.

4.6.6.       Warranty Basis.  Any limitation of liability under any warranty contained herein shall be an integral part of such warranty, which limits its scope (Section 444, second alternative German Civil Code shall not apply). Any limitation of liability for any defects contained herein shall be void insofar as Accuray has intentionally failed to disclose such defect.

4.7.       Installation.  Unless otherwise agreed by Accuray and Distributor (including, without limitation, pursuant to the terms of any distribution agreement entered into pursuant to Section 3.2 of the Strategic Alliance Agreement), Accuray shall be responsible for installation of Accuray Products at Customer sites.

4.8.       Service Agreements.  Accuray will provide its then current Service Agreements to Distributor from time to time during the Term of this Agreement and any extension thereof, or upon request from Distributor.  All prices will be stated in US Dollars, unless another currency is agreed upon in writing by Accuray. Such Service Agreements are to be offered to the Customer on the terms as set forth in those agreements, unless otherwise agreed to in writing by an authorized representative of Accuray.  Accuray shall execute a Service Agreement with the Customer upon receipt of (i) a copy of such Service Agreement executed by the Customer, and (ii) any payments then due under such Service Agreement; provided, however, that Accuray shall have no obligation to enter into such Service Agreement if it materially deviates from the form Service Agreement provided to Distributor; provided, further, that if Accuray does not have a direct presence in or Accuray does not have a distributor for the sales of Systems specifically for the country in which the Customer requests Services, as a condition to any sale of Services to such Customer, Accuray may require Distributor (solely with the consent of Distributor) to enter into a distribution agreement with Accuray pursuant to Section 3.2 of the Strategic Alliance Agreement providing, among other things, that Distributor may (at its sole discretion) enter into such Service Agreement with such Customer and will provide directly to such Customer the Services required to be performed under such Service Agreement.  If Accuray enters into such Service Agreement with such Customer, Accuray will be responsible for and will provide to such Customer (either directly or through one or more of its distributors) the services required to be performed under such Service Agreement.

4.9.       Customer Training.  If training of Customer’s personnel is included in a Purchase Order confirmed by Accuray, Accuray will provide such training in accordance with Accuray’s then current training offerings and will coordinate with the Customer in order to provide such training at Accuray’s facility in Sunnyvale, California (or such other facility as may be agreed upon by Customer and Accuray).  For the purposes of such training, Accuray will be responsible for the travel and accommodation expenses of its personnel, while Customer shall be responsible for the travel and accommodation expenses of its personnel. All Customer training provided by Accuray will be conducted in English and, to the extent a Customer or its personnel do not have adequate English language reading and comprehension skills, Accuray will provide an interpreter and translation services sufficient to enable the Customer and its personnel to meaningfully and effectively participate in Accuray training courses.

4.10.     Customer Support.  Unless otherwise agreed by Accuray and Distributor (including, without limitation, pursuant to the terms of any distributorship agreement entered into pursuant to Section 3.2 of the Strategic Alliance Agreement), Accuray will provide guidance to billing and reimbursement personnel of each Customer regarding regulatory and billing requirements and reimbursement for treatment provided with Products under radiosurgery reimbursement codes.  Accuray will coordinate and assist the Customer with room evaluation, architecture support and quality assurance issues in relation to Customer installation sites.

4.11.     Additional Support and Training.  Accuray will provide additional service, support, or training in relation to Products or Services at Customer’s request, to be ordered separately and directly from Accuray, and priced on a time and materials basis according to Accuray’s then current price lists.

4.12.     Distributor Personnel Sales Training.  Accuray shall provide training of Distributor’s sales personnel responsible for sales of Products and Services to Distributor free of charge.  Such training shall be at the times, in such locations, and in the scope agreed upon by Distributor and Accuray in good faith; provided, however, that such training shall be provided to such Distributor personnel in each Accuray Region at least once per year.  Each party shall be responsible for all costs and expenses, including travel and lodging, incurred by it or its personnel to attend or provide such training.  Accuray will provide additional training to Distributor’s personnel as may be reasonably requested by Distributor on a time and materials basis according to Accuray’s then current price lists.

4.13.     Support of Distributor’s Efforts.  Accuray shall, at its own expense:

4.13.1.     assign a dedicated marketing point of contact for Distributor’s marketing and sales personnel, which employee may be based at any of Distributor’s facilities as requested by the Steering Committee; and

4.13.2.     provide global sales and marketing support, including support for individual sales opportunities, to Distributor; provided, however, that the scope, duration, location, availability, and timing of such support shall be subject to commercially reasonable limits and shall be determined pursuant to Section 3.3(a)(iii) of the Strategic Alliance Agreement.

4.14.     Compliance with Laws.  Accuray will be responsible for complying with (i) applicable U.S. laws, (ii) where Products are being shipped to Distributor and unless otherwise agreed by Accuray and Distributor, applicable laws, codes, registrations, regulations, and ordinances related to the export of the Products to Distributor, and (iii) any other applicable laws as they pertain to the Products, the regulatory clearance, and safety in accordance with Accuray’s written Specifications for the intended use.  In addition, Accuray shall be responsible for compliance with any applicable law, code, registration, regulation, and ordinance related to the export of the Products or Services to Customer and/or Distributor, if any (the “Export Regulations”), and Accuray shall be liable for any expenses and/or damages incurred by Distributor due to any non-compliance with such Export Regulations by Accuray (unless Accuray is not responsible for such non-compliance). Accuray shall advise Distributor in writing within two weeks of the confirmation of the Purchase Order of any information or data required by Accuray to comply with an Export Regulation, including without limitation:

(a)   All applicable export list numbers, including the Export Control

Classification Number according to the U.S. Commerce Control List (ECCN);

(b)   The statistical commodity code according to the current commodity classification for foreign trade statistics and the HS (Harmonized System) coding;

(c)   The country of origin (non-preferential origin); and

(d)   Accuray’s declaration of preferential origin (in case of European suppliers) or preferential certificates (in case of non-European suppliers).

4.15.     Spare Parts.  Upon a termination of this Agreement, Accuray shall continue to make available to Customers support services on commercially reasonable terms, including, without limitation, spare parts for the Systems for a minimum period of 10 years after the last shipment of a System pursuant to this Agreement.

5.          COMPENSATION AND PAYMENT

5.1.       Orders.  Distributor shall make an offer to a Customer based on the Quote provided by Accuray pursuant to the process set forth in Section 2.3. Submission and acceptance of an order shall be completed pursuant to Section 2.3.3.

5.2.       Purchase Price.

5.2.1.       Distributor shall pay the prices listed in the applicable Purchase Order (unless prior written approval by Accuray for application of an earlier price list is obtained) for the Products, including any Spare Parts, less any applicable discounts as specified in Exhibit A hereto.  Distributor shall receive a commission in the amount specified in Exhibit A hereto for any Service Agreement entered into by Accuray with Customer pursuant to Section 4.8.

5.2.2.       All costs of delivering the Products to the Distributor or Customer (including, but not limited to, costs for land, air and/or ocean freight, insurance, port, customs and forwarding fees, if any), as well as any rigging and unloading of the Products, shall be paid as provided in the F.C.A. terms.  Unless advised otherwise, all prices quoted by Accuray include the cost of packing and crating for delivery.

5.2.3.       Taxes.  By way of clarification, all Accuray prices referenced in this Agreement, and all other amounts payable by Distributor to Accuray pursuant to this Agreement are net of any value added tax or federal, state, county or municipal sales or use tax, excise or similar charge, withholding tax, or other tax assessment (except for any taxes that are assessed against income) (collectively, the “Taxes”).  The parties agree that it is their intention that Accuray will not bear any economic burden relating to the Taxes.  Subject to the foregoing and to compliance with applicable laws, Accuray and Distributor agree to cooperate with each other as reasonably requested to establish the responsibilities of the parties relating to the payment and withholding of Taxes, filing of documents, and other matters in order to achieve an efficient tax result.

5.3.       Compensation. Except as otherwise provided herein, Distributor’s only compensation for its efforts on Accuray’s behalf shall be the margins it earns on the resale of Products and commissions on sales of Services, and Distributor shall bear all of the expenses which it incurs in making those efforts.  Notwithstanding the foregoing, in the event that Accuray does not approve the issuance of a Quote to a potential Customer and later contracts directly (or through one of its distributors) with such potential Customer, of which Accuray shall inform Distributor without undue delay, Distributor shall receive credit for any sales of Systems to such potential Customer pursuant to and subject to the fulfillment of the conditions set forth in Section 3.4 of the Strategic Alliance Agreement.

5.4.       Payment.

5.4.1.       System Purchase Payments.  Payment for the purchase of a System shall be made by Distributor to Accuray in US Dollars in the form of either (1) an irrevocable trade finance letter of credit or (2) wire transfer as further described in Sections 5.4.1.1 (Letter of Credit) and 5.4.1.2 (Wire Transfer), respectively below.  Accuray shall bear the cost of any bank charges assessed by its bank for a letter of credit and any commission charge for a wire transfer.  Past due balances on any reasonably undisputed amount shall bear interest at the rate of 0.5% per month or, if lower, the maximum amount permitted by applicable law.  If Distributor is a “business person” (as defined in § 14 of the German Civil Code, “BGB”), the payment shall be deemed past due only if Distributor fails to pay in response to a payment demand note received after payment becomes due.

5.4.1.1.          Letter of Credit.  An irrevocable trade finance letter of credit issued by Distributor’s bank, confirmed by a bank designated by Accuray in all respects and delivered to Accuray upon the acceptance of the Purchase Order by Accuray.  The letter of credit will provide that Accuray can draw against the letter of credit according to the following schedule:

5.4.1.1.1.                US $100,000 (non-refundable but, in case of cancellation of the Purchase Order, automatically applied to Distributor’s next purchase of a System) upon Accuray’s acceptance of the Purchase Order, which must be at least four (4) months prior to the Distributor’s proposed shipment date; and

5.4.1.1.2.                Balance upon presentation of documents by Accuray evidencing shipment of the Products to Distributor or Customer as designated in the Purchase Order.

5.4.1.2.          Wire Transfer.  A wire transfer made in advance of the date payment is due, made in U.S. dollars, to a bank selected by Accuray, according to the following schedule:

5.4.1.2.1.                US $100,000 (non-refundable but, in case of cancellation of the Purchase Order, automatically applied to Distributor’s next purchase of a System) upon Accuray’s acceptance of the Purchase Order, which must be at least four (4) months prior to the Distributor’s proposed shipment date; and

5.4.1.2.2.                The remaining balance is due net 30 days after delivery by Accuray at the specified F.C.A. location pursuant to Section 4.1.2 and receipt by Distributor of a reasonably undisputed invoice.

5.4.1.3.          Tax Exempt Status.  In the event that Customer claims tax exempt status in the country where the Accuray System is to be installed, Customer must provide Accuray with sufficient evidence of such tax exempt status prior to delivery of the Accuray System.

5.4.2.       Products, Spare Parts and Upgrade Payments.  Full payment of the purchase price for Products (other than Systems), Spare Parts and upgrades shall be made by Distributor to Accuray in US Dollars by wire transfer to a bank selected by Accuray and is due net 30 days after delivery by Accuray at the specified F.C.A. location pursuant to Section 4.1.2 and receipt by Distributor of a reasonably undisputed invoice.  Accuray shall bear the cost of any commission charge for a wire transfer.

5.4.3.       Payments by Customers Direct to Accuray.  If agreed to in writing by Accuray, Customers may make payments directly to Accuray using the payment methods and schedules set forth in Sections 5.4.1.1 (Letter of Credit), 5.4.1.2 (Wire Transfer) and 5.4.2 (Products, Spare Parts and Upgrade Payments) above.  Should Customers make such payments to Accuray and such payment include the Distributor’s margin, then Accuray will pay such margin to Distributor once payment is received from the Customer and cleared by Accuray’s designated bank.

5.5.       Collections.  Notwithstanding Section 5.4.3 above, Distributor shall be solely responsible for determining the creditworthiness of and collecting payment from its Customers.  The risk of non-collection from the Customer will be borne entirely by Distributor, which shall be responsible for making timely payment to Accuray for Products whether or not Distributor is successful in collecting from its Customer.  In the event that full payment is not received by Accuray, Accuray shall not be liable to Distributor for any margin or commission unless and until it has received payment of amounts sufficient to cover the costs incurred by Accuray to provide the applicable Products to Distributor and the applicable Services to Customer (“Accuray Cost”).  Distributor acknowledges and agrees that it shall not be entitled to receive payment of any margin or commission until Accuray has received payment of the Accuray Cost amount in relation to the applicable Products and Services.

6.          TERM AND TERMINATION

6.1.       Term.  Unless otherwise agreed in writing by Accuray and Distributor and subject to the termination rights contained in this Agreement, this Agreement shall begin on the Effective Date and shall continue until the termination of the Strategic Alliance Agreement; provided, however, that if a Termination Election relating to this Agreement is made pursuant to Section 10.3 of the Strategic Alliance Agreement prior to such termination, this Agreement shall terminate 36 months after such Termination Election (the “Term”).

6.2.       Termination.

6.2.1.       Breach.  If either party commits a material breach of a material provision of this Agreement, if such breach was not excused as a force majeure pursuant to Section 12.12, and if the breaching party has not cured such breach to the other party’s reasonable satisfaction within 30 days after written notice from the other party specifying the nature of such breach, then the other party shall have the right to terminate this Agreement upon delivery of written notice to the breaching Party.

6.2.2.       Bankruptcy.  A party may terminate this Agreement effective upon delivery of written notice to the other party if: (i) any assignment for the benefit of the other party’s creditors is made, (ii) the other party voluntarily files a petition in bankruptcy or similar proceeding, (iii) the other party has such a petition in bankruptcy or similar proceeding involuntarily filed against it, (iv) the other party is placed in an insolvency proceeding, (v) if an order is entered appointing a receiver or trustee of the other party, or (vi) a levy or attachment is made against a substantial portion of the other party’s assets, and, with respect to any event set forth in clauses (iii) through (vi) above, such position, placement, order, levy or attachment is not dismissed or removed within 30 days from the date of such event.

6.3.       Effect of Termination.  Upon expiration of the Term (or other termination of this Agreement):

6.3.1.       Transition of Activities.  Accuray and Distributor agree to negotiate in good faith an orderly transition of Distributor’s distribution responsibilities and activities to Accuray or a third party designated by Accuray and Distributor agrees to assist in the transition.

6.3.2.       Pending Obligations.  Each party must continue to fulfill any obligations, including but not limited to pending Quotes, accrued before the effective date of such termination.

6.3.3.       Return of Materials.  Distributor shall transfer to Accuray upon Accuray’s request: any regulatory clearances, licenses or permits obtained for conduct of the business pursuant to this Agreement; any Confidential Information; and other items as negotiated in good faith between the parties.  Furthermore, each of the parties agree to cooperate fully with the other for any reasonable transition assistance required in the case of termination or expiration of this Agreement.

6.4.       No Termination Compensation.  Distributor waives any rights it may have to receive any compensation or indemnity upon termination or expiration of this Agreement, other than as expressly provided in this Agreement.  Distributor acknowledges that it has no expectation and has received no assurances that any investment by Distributor in the promotion of the Products will be recovered or recouped or that Distributor will obtain any anticipated amount of profits by virtue of this Agreement.

6.5.       Accruals.  No termination or expiration of this Agreement will terminate any obligation of payment which has accrued prior to the effective date of such termination or expiration.

7.          DISPUTE RESOLUTION.  Any contractual issues or disputes arising out of or related to this Agreement shall be resolved pursuant to the procedures set forth in Section 11.3 of the Strategic Alliance Agreement.

8.          CONFIDENTIALITY.  Accuray and Distributor agree that all Confidential Information furnished to a party or its Affiliates, employees, consultants, and advisors in connection with this Agreement will be subject to and the parties’ rights and obligations with respect to such Confidential Information shall be governed by the Confidentiality Agreement.

9.          INTELLECTUAL PROPERTY RIGHTS.

9.1.       Notice of Infringement.  Distributor undertakes to inform Accuray without undue delay if it first becomes aware of any possible infringement by third parties of Accuray’s proprietary rights, including, without limitation, a duplication of the Products or any other patent, trademark or copyright or other infringement of Accuray’s intellectual property rights in connection with the Products, and to cooperate with Accuray at Accuray’s sole expense regarding any legal action in relation to such infringement, which in Accuray’s judgment, is necessary or desirable.

9.2.       Third Party Claims.  If Distributor promptly notifies Accuray of a claim it has received or of which it becomes aware that the Products or any part thereof purchased by Distributor hereunder infringes a third party’s proprietary rights, then Accuray agrees, at its discretion, either to (i) defend the claim at its expense, with the cooperation of Distributor, provided, that Accuray shall reimburse Distributor for any reasonable costs or expenses actually incurred by Distributor in connection with providing such cooperation, or (ii) make changes in the Product or part thereof so that they are at least functionally equivalent and non-infringing or replace the Products with alternatives that are at least functionally equivalent to avoid the claim, or (iii) purchase the right to use such proprietary right or (iv) refund to the purchaser the net book value of the Product less a reasonable deduction for use, wear and tear, and depreciation upon Accuray taking possession of such Product. Notwithstanding Section 10.1, the foregoing states the entire liability of Accuray with respect to infringement of patents or other proprietary rights by the Products or part thereof, or by their operation. To remove all doubt, Accuray has no obligation regarding any claim based on any of the following: (a) modification of the Products by any person other than Accuray; (b) combination, operation or use of the Products with other products, parts, components, materials or accessories not provided by Accuray; or (c) infringement by a product not manufactured by Accuray.

9.3.       Intellectual Property Ownership and License. Accuray and its licensors retain all intellectual property rights in the Products.  Accuray hereby grants Distributor or Customer a nonexclusive, non-transferable, royalty-free right to use the software provided in connection with the Products only in machine readable form and only in combination with the Products with which such software is provided.  No such software shall be copied or decompiled in whole or in part by Distributor or Customer, and Distributor or Customer shall not disclose or provide any such software, or any portion thereof, to any third party.  Accuray hereby grants to Customers of Products a non-exclusive, non-transferable and royalty-free license under any Patents owned by Accuray or the licensing of which is controlled by Accuray that, but for this license, would be infringed by the use of such Products in accordance with the applicable Specification.  All rights in intellectual property not expressly granted hereunder are reserved by the owner of such intellectual property.

9.4.       Product Labeling.  Products shall be labeled and identified at point of manufacture.  Accuray shall be responsible for compliance with all applicable local laws and regulations relating to labeling.  Such labeling and identification shall be only as acceptable to Accuray and may be altered or added to by Distributor only as previously agreed upon in writing by Accuray.  The failure of Distributor to comply with these provisions shall be considered a material default under the terms of this Agreement.

9.5.       Trademarks.  Distributor acknowledges the validity and proprietary value of Accuray’s trademarks including, but not limited to, “CyberKnife.” Accuray shall retain sole ownership of all goodwill associated with the Products, as represented and symbolized by the associated trademarks, and Distributor shall not register any of Accuray’s trademarks in its name.  Distributor undertakes to display Accuray’s trademarks solely in connection with identifying Accuray in the sale and marketing of Products hereunder. Distributor shall not remove copyright notices or any trademarks from the Products.  Distributor shall not be entitled to use said trademarks in conjunction with Distributor’s own trademarks or for any other purpose, except in the manner authorized by Accuray, which authorization will not be unreasonably withheld and in compliance with distribution standards and specifications established by Accuray.  If Accuray determines in its sole discretion that Distributor is not meeting such standards and specifications, Distributor shall immediately, at Accuray’s instructions, take all steps necessary to ensure that such standards and specifications are met or cease all further use and display of the trademarks.  In the event of expiration or termination of this Agreement, Distributor shall immediately discontinue all use of Accuray’s trademarks except for the sale of Distributor’s inventory of Products.

10.        INDEMNITIES.

10.1.     Accuray Indemnity.  Accuray will defend or settle any action brought against Distributor and shall indemnify and hold Distributor harmless from any liability, damages and expenses (including court costs and reasonable attorneys’ fees) to the extent that it is based upon a third-party claim that a Product, as provided by Accuray to Distributor under this Agreement, infringes any patent issued in the United States, Germany, or in the country in which the Customer requested delivery of the Product or any copyright or misappropriates any trade secret, and will pay any costs and damages made in settlement or awarded against Distributor in final decision resulting from any such claim, provided that Distributor: (i) gives Accuray prompt notice of any such claim; (ii) gives Accuray sole control of the defense and any related settlement of any such claim; and (iii) gives Accuray, at Accuray’s expense, all reasonable information, assistance and authority in connection with the foregoing.  Accuray will not be bound by any settlement or compromise that Distributor enters into without Accuray’s express prior written consent.

10.2.     Products Liability Indemnity.  Accuray will defend or settle any action brought against Distributor and shall indemnify and hold Distributor harmless from any liability, damages and expenses (including court costs and reasonable attorneys’ fees) to the extent that it is based upon a third-party claim that a Product, as provided by Accuray to Distributor under this Agreement is unsafe when used according to Accuray’s written Specifications for its intended use, and will pay any costs and damages made in settlement or awarded against Distributor in final decision resulting from any such claim, provided that Distributor: (i) gives Accuray prompt notice of any such claim; (ii) gives Accuray sole control of the defense and any related settlement of any such claim; and (iii) gives Accuray, at Accuray’s expense, all reasonable information, assistance and authority in connection with the foregoing.  Accuray will not be bound by any settlement or compromise that Distributor enters into without Accuray’s express prior written consent.

10.3.     Injunctions.  If Distributor’s rights to use and distribute a Product under the terms of this Agreement are, or in Accuray’s opinion are likely to be, enjoined due to the type of claim specified in Section 10.1 (Accuray Indemnity), then Accuray may, at its sole option and expense: (i) procure for Distributor the right to continue to use and distribute such Product under the terms of this Agreement; (ii) replace or modify such Product so that it is non-

infringing; or (iii) if options (i) and (ii) above cannot be accomplished despite Accuray’s reasonable efforts, then Accuray or Distributor may terminate this Agreement with respect to such Product and Accuray shall credit to Distributor a pro-rated portion of the amount paid for such Product based on a straight-line depreciation calculated over a 5-year period beginning on the date of delivery of the Product, provided that all units of such Product are returned to Accuray in an undamaged condition.

10.4.     Indemnity Exclusions.  Notwithstanding the foregoing, Accuray will have no obligation under Sections 10.1 (Accuray Indemnity) or 10.2 (Products Liability Indemnity) for any third-party claim to the extent that such claim results from: (i) use of any Products not in accordance with Accuray’s written Specifications; (ii) use or combination of the Products with other items, such as other equipment, processes, programming applications or materials not furnished by Accuray; (iii) compliance by Accuray with Distributor’s or Customers’ designs, specifications or instructions; (iv) modifications to a Product not made by or at the express written direction of Accuray; (v) Distributor’s failure to use updated or modified Products provided by Accuray, provided that such updated or modified Products would have avoided the basis for such claim; or (vi) Distributor’s use or distribution of a Product other than in accordance with this Agreement.  The foregoing clauses (i) to (vi) are referred to collectively as “Indemnity Exclusions”.

10.5.     Limitation.  WITHOUT AFFECTING STRICT PRODUCT LIABILITY UNDER MANDATORY APPLICABLE LAW, THE FOREGOING PROVISIONS OF THIS SECTION SET FORTH ACCURAY’S SOLE AND EXCLUSIVE LIABILITY AND DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OR PROPRIETARY RIGHTS OF ANY KIND.

10.6.     Distributor Indemnity.  Distributor will defend or settle, indemnify and hold Accuray harmless from any liability, damages and expenses (including court costs and reasonable attorneys’ fees) to the extent based upon a third-party claim based on or otherwise attributable to: (i) Distributor’s acts or omissions not in accordance with this Agreement or (ii) any misrepresentations made by Distributor with respect to Accuray or the Products or Services.

11.        LIABILITY.

11.1.     Liability for Death or Injury.  The liability of any party with respect to death or injury to any person is subject to and governed by the provisions of applicable law.

11.2.     Limitation on Liability.  WITHOUT AFFECTING STRICT PRODUCT LIABILITY UNDER MANDATORY APPLICABLE LAW, SECTION 10, OR THE RESPECTIVE OBLIGATIONS OF THE PARTIES UNDER THE CONFIDENTIAILITY AGREEMENT AND EXCEPT FOR BREACHES ASSOCIATED WITH THE UNAUTHORIZED USE OF INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR TORT DAMAGES, INCLUDING WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.3.     Liability Cap.  Without affecting Section 10 or the respective obligations of the parties under the Confidentiality Agreement and except for any liability (i) relating to any breach associated with the unauthorized use of Intellectual Property, (ii) arising from the intentional breach or willful misconduct of a party, or (iii) arising from the non-compliance with any mandatory applicable law or regulation, the total aggregate liability of one party to another party for any claim relating to any breach of this Agreement (or any Purchase Order or other agreement entered into in connection with this Agreement) (a “Claim”) shall be limited to the aggregate amount of the purchase prices paid by Distributor to Accuray for Products pursuant to this Agreement (or any Purchase Order or other Agreement entered into in connection with this Agreement) during the twelve calendar months preceding the date of the notification to the other party of such Claim less any amounts paid or payable in respect of any other Claim of which the other party was notified during such twelve month period.

11.4.     Notice; No Waiver.  Each party shall not unreasonably delay notification to the other party of any Claim.  Nothing in this Section 11 shall be deemed a waiver by any party of any right to injunctive relief to the extent it is available to such party.

12.        MISCELLANEOUS PROVISIONS

12.1.     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany excluding the United Nations Convention on Contracts of International Sale of Goods (CISG) and the provisions of German private international law.

12.2.     Modification.  Notwithstanding any provision to the contrary in this Agreement, Distributor and Accuray may agree, by execution of a written agreement, to modify any term or provision of this Agreement, including, without limitation, the duties of the parties, the Quote and Purchase Order approval procedure, the pricing of the Products and Services, and the payment terms, with respect to any single or number of Customer opportunities, Quotes, or Purchase Orders.

12.3.     Publicity.  Both parties may not use the other party’s name or trademarks on its literature, signs, or letterhead, nor may it make press releases or other public statements disclosing its relationship  under this Agreement or otherwise without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

12.4.     Goodwill.  Distributor agrees that it will help develop and work to preserve the goodwill of Accuray, and will not unreasonably harm that goodwill.  In the event of termination of this Agreement for any reason, Distributor will not do anything to unreasonably harm the goodwill of Accuray.

12.5.     Titles.  Titles of the various paragraphs and sections of this Agreement are for ease of reference only and are not intended to change or limit the language contained in those paragraphs and sections.

12.6.     Assignment.  Neither this Agreement, nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that this Agreement may be assigned by a Party in connection with a Change in Control of such party, subject to the specific termination and other rights set forth in the Strategic

Alliance Agreement upon such Change in Control; provided, further, that Siemens may assign its rights and obligations under this Agreement to any Distributor that agrees, in writing, to be bound by and comply with the terms and conditions of this Agreement and the provisions of the Strategic Alliance Agreement, provided, that no such assignment shall relieve Siemens of its obligations hereunder or thereunder if such Distributor does not perform such obligations.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

12.7.     Conduct.

12.7.1.    Both parties prohibit the harassment of their employees and contractors in any form.  They consider harassment of, or discrimination against, their employees and affiliated persons a very serious matter and will investigate all complaints of inappropriate conduct.  Where the investigation uncover harassment or discrimination, the other party may take reasonable corrective action, including, without limitation, termination of this Agreement for material breach.

12.7.2.    During the Term, Accuray shall comply, in all material respects, with Siemens’ Code of Conduct, attached hereto as Exhibit B (the “Code of Conduct”).  Siemens shall give Accuray written notice of any change to its Code of Conduct as soon as reasonably practicable.

12.7.3.    During the Term, Distributor shall comply, in all material respects, with the Business Conduct Guidelines of Siemens and all other Siemens internal regulations and guidelines.

12.8.     Quality Assurance Agreement.  During the Term and in connection with its performance of its duties under this Agreement, Accuray shall comply, in all material respects, with Siemens’ Quality Assurance Agreement attached hereto as Exhibit C, with the exception of any provisions thereof related to barcoding.

12.9.     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if by facsimile, upon written or electronic confirmation of receipt (if sent during business hours of the recipient, otherwise on the next business day following such confirmation), (c) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (d) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notice hereunder shall be delivered to the addresses set forth below:

To Accuray:	To Distributor:

Accuray Incorporated	Siemens AG
Attention: Chief Financial Officer	Henkestr. 127
1310 Chesapeake Terrace	91054 Erlangen
Sunnyvale, CA 94089	Germany
Facsimile: +1 (408) 789-4205	Attn: Healthcare General Counsel, Ritva Sotamaa
with cc to: General Counsel	Facsimile: + 49/### - ## - ####

12.10.   Waiver.  The waiver of any breach or default of any provision of this Agreement will not constitute a waiver of any other right hereunder or of any subsequent breach or default.

12.11.   Severability.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

12.12.   Survival.  The expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set forth herein which (i) the parties have expressly agreed will survive any such expiration or termination; or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.  In addition to the foregoing, the following provisions shall survive any termination or expiration of this Agreement: Section 3.8 (Warranty); Section 3.11 (Compliance with Laws); Section 4.6 (Warranty); Section 6.2 (Effect of Termination); Section 6.3 (No Termination Compensation); Section 6.4 (Accruals); Section 7 (Dispute Resolution); Section 8 (Confidentiality); Section 9 (Intellectual Property Rights); Section 10 (Indemnities), Section 11 (Liability) and Section 12 (Miscellaneous Provisions).

12.13.   Force Majeure.  Neither party will be responsible for any failure or delay in its performance under this Agreement (except for the payment of money) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, raw materials or supplies, war, acts of terror, riot, acts of God or governmental action.

12.14.   Amendments.  Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party.  For Accuray, a duly authorized representative must be any of the following: CEO, CFO, General Counsel or Associate General Counsel.

12.15.   English Language Requirement.  This Agreement is written in the English language as spoken and interpreted in the United States of America, and such language and interpretation shall be controlling in all respects.

12.16.   Foreign Currency.  Distributor acknowledges and agrees that it shall assume all risk associated with any fluctuation of foreign currency exchange rates associated with its pricing of Products and Services to Customers in a currency other than US Dollars.  All payments made by Distributor to Accuray shall be in US Dollars.

12.17.   Entire Agreement.  This Agreement and the Strategic Alliance Agreement contain the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral.  If any part of the terms and conditions stated herein are held void or unenforceable, such part will be treated as severable, leaving valid the remainder of the terms and conditions.  In case of any contradiction between this Agreement and the Strategic Alliance Agreement, the terms of this Agreement shall prevail.

12.18.   Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.  The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

DISTRIBUTOR:		ACCURAY INCORPORATED:

By:	/s/ Christian Klaussner	By:	/s/ Euan Thompson

Print name:	Christian Klaussner	Print name:	Euan Thomson

Title:	HIM OCS CFO	Title:	President and Chief Executive Officer

Date:	June 8, 2010	Date:	June 7, 2010

By:	/s/ Holger Schmidt	By:	/s/ Darren Milliken

Print name:	Holger Schmidt	Print name:	Darren Milliken

Title:	HIM OCS CEO	Title:	Senior Vice President and General Counsel

Date:	June 8, 2010	Date:	June 7, 2010

SIGNATURE PAGE TO MULTIPLE LINAC AND MULTI-MODALITY DISTRIBUTOR AGREEMENT

SCHEDULE 2.3.2

ACCEPTANCE PROCESS

•                  Accuray shall have 5 Business Days from date of the submission of a proposed Multiple LINAC Purchase or Multi-Modality Purchases by Siemens in which to either give or withhold approval of such purchase, with any failure to approve or disapprove of such purchase in such period constituting disapproval;

•                  Such approval may be given by either Accuray’s applicable General Regional Manager or a corporate representative of Accuray, expressly designated with such approval authority in writing by Accuray to Siemens;

•                  Siemens’ shall provide any information concerning such proposed purchase and the proposed purchaser as is reasonably requested by Accuray;

•                  Such approval of any such proposed purchase must not be unreasonably withheld or delayed;

•                  In determining whether to grant such approval, Accuray may consider, at a minimum:

•        Existing exclusivity arrangements between Accuray and Third Parties;

•        Prior and current contact with the proposed purchaser by either Party;

•        Other commercial relationships that either Party may have with the proposed purchaser;

•        Bona fide concerns about the suitability of the proposed purchaser; and

•        Whether Accuray or any of its distributors have obtained any required regulatory clearances and/or import licenses required in connection with the proposed purchase.

EXHIBIT A

DISTRIBUTOR DISCOUNTS ON PRODUCTS AND SERVICES

Discount Type	List Price Range USD	Volume Discount	Distributor Discount*
Volume Discounts - Tier # 1	{*****}	{*****}	{*****}
Volume Discounts - Tier # 2	{*****}	{*****}	{*****}
Volume Discounts - Tier # 3	{*****}	{*****}	{*****}
Volume Discounts - Tier # 4	{*****}	{*****}	{*****}
Volume Discounts - Tier # 5	{*****}	{*****}	{*****}
Volume Discounts - Tier # 6	{*****}	{*****}	{*****}
Volume Discounts - Tier # 7	{*****}	{*****}	{*****}
Volume Discounts - Tier # 8	{*****}	{*****}	{*****}
Volume Discounts - Tier # 9	{*****}	{*****}	{*****}
Volume Discounts - Tier # 10	{*****}	{*****}	{*****}
Volume Discounts - Tier # 11	{*****}	{*****}	{*****}
Volume Discounts - Tier # 12	{*****}	{*****}	{*****}

* Siemens distributor channel discount.

Siemens Bundled Sales Price= (List Price (1- (Volume Discount + Distributor Discount))

EXHIBIT B

SIEMENS CODE OF CONDUCT

SIEMENS

Code of Conduct for Siemens Suppliers

This Code of Conduct defines the basic requirements placed on Siemens’ suppliers of goods and services concerning their responsibilities towards their stakeholders and the environment. Siemens reserves the right to reasonably change the requirements of this Code of Conduct due to changes of the Siemens Compliance Program. In such event Siemens expects the supplier to accept such reasonable changes.

The supplier declares herewith:

•                       Legal compliance

•                 to comply with the laws of the applicable legal system(s).

•                      Prohibition of corruption and bribery

•                  to tolerate no form of and not to engage in any form of corruption or bribery, including any payment or other form of benefit conferred on any government official for the purpose of influencing decision making in violation of law.

•                      Respect for the basic human rights of employees

•                  to promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, social background, disabilities, sexual orientation, political or religious conviction, sex or age;

•                  to respect the personal dignity, privacy and rights of each individual;

•                  to refuse to employ or make anyone work against his will;

•                  to refuse to tolerate any unacceptable treatment of employees, such as mental cruelty, sexual harassment or discrimination;

•                  to prohibit behavior including gestures, language and physical contact, that is sexual, coercive, threatening, abusive or exploitative;

•                  to provide fair remuneration and to guarantee the applicable national statutory minimum wage;

•      to comply with the maximum number of working hours laid down in the applicable laws;

•                  to recognize, as far as legally possible, the right of free association of employees and to neither favor nor discriminate against members of employee organizations or trade unions.

•                       Prohibition of child labor

•                  to employ no workers under the age of 15 or, in those countries subject to the developing country exception of the ILO Convention 138, to employ no workers under the age of 14.

•                       Health and safety of employees

•                  to take responsibility for the health and safety of its employees;

•                  to control hazards and take the best reasonably possible precautionary measures against accidents and occupational diseases;

•                  to provide training and ensure that employees are educated in health and safety issues;

•                  to set up or use a reasonable occupational health & safety management system(1)

•                       Environmental protection

•                  to act in accordance with the applicable statutory and international standards regarding environmental protection;

•                  to minimize environmental pollution and make continuous improvements in environmental protection;

•                  to set up or use a reasonable environmental management system(1)

•                      Supply chain

•                 to use reasonable efforts to promote among its suppliers compliance with this Code of Conduct;

•                  to comply with the principles of non discrimination with regard to supplier selection and treatment.

(1) For further information see www.siemens.com/procurement/cr/code-of-conduct

EXHIBIT C

SIEMENS QUALITY ASSURANCE AGREEMENT

Please see attached.

SIEMENS

For internal use only
Copyright © Siemens AG 2002. All rights reserved.

Quality Requirement Med

Identification of Products and basic

requirements for packaging

Requirements for Suppliers

QR Med 1 A1

Siemens Medical Solutions
and affiliated Companies

Issued by Med Quality Management & Regulatory Affairs

Released 2007-09-28 by the Med Quality Steering Board (QSB)
Valid from 2007-11-01

04798372 AND 02S 04

1

Contents

1	Purpose and scope		3

2	Definitions and abbreviations		3

	2.1	Material No.	3
	2.2	Revision	3
	2.3	Serial No.	3
	2.4	Data Identifier	3
	2.5	Expiration date	4
	2.6	Batch	4
	2.7	Shelf life	4

3	Reference documents		4

4	Requirements		4

	4.1	Identification of parts, components and systems	4
	4.2	Labeling of parts, components, systems and its packaging	4
	4.3	Spacing	6

5	Basic requirements for packaging		7

6	Literature		7

7	Transition and retrospective measures		7

8	Changes to prior version		7

9	Attachments		7

Author:
Gabriele Franz	AX QP

Reviewer:
Volker Glahn	QM&RA
Philippe Hoxter	CSQ

2

1      Purpose and scope

For Siemens Medical Solutions it is a basic requirement that any part, component or system is identified the same way worldwide. This document lists the minimum requirements for suppliers of Siemens Medical Solutions describing

•      how parts, components and systems are identified with their attributes and

•      how attributes are labeled both as plain text as well as barcode on products and its packaging. Detailed specifications with regards to the labeling of products are defined for the individual product concerned.

2      Definitions and abbreviations

2.1    Material No.

The Siemens Medical Solutions Material No. is used to uniquely identify products (parts, components and systems). It consists of an 8-digit identification no. assigned by Siemens Medical Solutions.

Previously, the term “Part no.” was also used; it is replaced by the term “Material No.”.

2.2    Revision

The Revision (abbreviated “Rev.”) serves to distinguish between different update statuses of hardware. It is assigned by Siemens Medical Solutions.

The English term “Revision” replaces the German term “Erzeugnisstand” (abbreviated “ES”) and “Ausführungsstand” (abbreviated “AS”).

2.3    Serial No.

The Serial No. is an identifying attribute used to uniquely identify hardware or software with the same Material No. .

For suppliers the Serial No. can consist of up to 15 alphanumeric digits; it is however recommended to use only a 6 digit numerical Serial No. where possible.

The Serial No. may contain a dash (-) or a slash (/), but no other special characters (e.g. # + * ?). Spaces, lower-case letters or language-specific characters (e.g. Ä, Ö, Ü) are not allowed within the Serial No. .

The characters “L”, “SxxL” or “Sxx” at the end or the beginning of the Serial No. should be avoided (xx = any alphanumerical character).

For any Serial No. that is numeric only (i.e. has no letters) it is allowed to omit printing of leading zeros („0”).

It is recommended to use the Serial No. of the supplier if it complies with the principles described above.

2.4    Data Identifier

Data Identifiers are used in the barcode to indicate that the information following the Data Identifier is data of a certain attribute. The Data Identifier enables the barcode reading program to recognize that the following information represents a certain type of attribute.

Data Identifiers to be used:

1P	Material No.	2P	Revision (for packaging only)
S	Serial No.	Q	Quantity (for packaging only)
14D	Expiration date (for packaging only)	T	Batch (for packaging only)

3

2.5    Expiration date

The format of the expiration date shall be definite and specified as follows: YYYYMMDD

2.6    Batch

The batch is an alphanumeric ident number with 10 digits, used to identify parts manufactured or shipped together. Is no batch provided on the packing but required, a batch is initiated in the stock.

2.7    Shelf life

If a shelf life is defined for parts the shelf life has to be filed in calendar days. (365 days per year)

3      Reference documents

n.a.

4      Requirements

4.1    Identification of parts, components and systems

Non-serialized parts (including spare parts) and components are identified using a Material No. . If necessary, different statuses of a part, component or system can be distinguished via the Revision.

Serialized parts, components and systems are identified using the combination of Material No. and Serial No. . In addition, the Revision may be used to distinguish between different statuses of hardware.

4.2    Labeling of parts, components, systems and its packaging

In general, requirements with respect to labeling have to be defined for the product concerned. However, minimum requirements are specified in order to allow proper identification throughout all processes involved. This chapter lists those minimum requirements.

For all material numbers specified by Siemens the parts and its packaging have to be labeled according to the requirements listed below. The label depends on whether a part/component/system

•      is serialized

•      contains a revision level

•      is classified as an IVK (“Installed Volume Component”)

•      shall be handled by expiration date or batch

Siemens defines those requirements per individual Material No. .

4

Color	Usually white label with black printing other colors are allowed as long as barcode/plain text can be read

Barcode content	1P <Material No. >
S <Serial No.>

Additionally for packaging only	2P <product Revision>
Q <quantity of products in this packaging (numeric only), usually 1>

It is not allowed to label Revision and Quantity on product identification labels!

	e.g.:	1P01234567 as barcode *)	(1P) Model No. 01234567
		S1001 as barcode *)	(S) Serial No. 1001

Each symbol structure with start and stop character including Data Identifier (e.g. “1P” or “S”), but without symbol check character.

No space allowed between Data Identifier and attribute.

It is not allowed to print any other information in the barcode fields described above.

Barcode type	Code 39 according to ISO/IEC 16388

Narrow element (bar or space)	Min. 0,17 mm

Ratio of wide element to narrow element	Min. 2,25 : 1

Barcode height	Min. 2 mm, typical 4mm

Plain text (below barcode)	(1P)	Model No.:	<Material No.>
	(S)	Serial No.:	<Serial No.>

Additionally for packaging only	(2P)	Revision:	<product Revision>
	(Q)	Quantity:	<quantity of products in this packaging (numeric only), usually 1>

It is not allowed to label Revision and Quantity on product identification labels!

Data Identifier (e.g. “1P” or “S”) in brackets in front of data element title (e.g. ‘‘Model No.” or “Serial No.”) in plain text!

	e.g.: (1P) Model No.: 01234567 *)		(1p) Model No. 01234567
	(S) Serial No.: 1001 *)		(S) Serial No. 1001

Note: Due to 21CFR1020.30 section e) the term “Model No.” shall be used instead of the term “Material No.” in plain text on all labels.

It is not allowed to print any other information near the data fields described above. If any other information is printed, it must be printed in a manner so that it can’t be misinterpreted as being part of the fields described above; this can be done by printing other information at the very right side of the label.

Additionally for products only

For IVKs or System IVKs, the text “IVK” or “SYSTEM IVK” shall be printed on the very right side of the label. It has to be ensured that this text can’t be misinterpreted as being part of the Serial No. ; this can be done by printing this text on a different level. [Siemens Medical Solutions decides and specifies whether a product is an IVK or System IVK.]

5

Additionally for packing only	The Expiration date of parts with Shelf life is fixed below the quantity as following:
Expiration date: <date of expiration> YYYYMMDD
For parts which require a Batch, the batch is fixed below the Expiration date as following: AAAAAAAAAA

For a transition period the batch can also be fixed above the material number

Font	Universe, if not possible use similar font (e.g. Helvetica)

*) In case of limited space, it is possible to print the bar code next to (and not under) the clear text.

4.3    Spacing

Minimum distances are:

(A)	Horizontal distance from edge (quiet zone)	>5 mm
(B)	Vertical distance from edge	>2 mm
(C)	Vertical distance between printing areas	>1 mm

Legend:	a) printing area for barcode

b) printing area for plain text

5)  Expiration date and 6) Batch can be printed in barcode additionally.

For a transition period the batch can also be fixed above the material number

6

5      Basic requirements for packaging

Especially for spare parts appropriate packaging are required for the global shipping process. Should those packaging contain wood, generally “non wood-packaging” according IPPC (International Plant Protection Convention) shall be used, but fumigation of such packaging is not allowed.

Packaging shall be designed in a suitable way to protect the packed good against transportation load according to IEC 60721-3-2 class’s 2M2/2K4

International pictograms following the IEC 60601 series shall be used for parts which fall under specific restrictions for transport or storage.

The specification of packaging especially for spare parts is within the responsibility of the Business Unit responsible for the product.

6      Literature

ISO/IEC 16388 “Information technology — Automatic identification and data capture techniques — Bar code symbology specifications — Code 39”.

IEC 60721-3-2 Classification of environmental conditions — Part 3: Classification of groups of environmental parameters and their severities — Section 2: Transportation

7      Transition and retrospective measures

n.a.

8      Changes to prior version

CR-No.: 2007-005

Changes to previous edition 04798372 AND 02S 03:

•      Chapter 2: Reference document IEC 60721-3-2 added

•      Chapter 5: Design of packaging changed

CR-No. 2006-008 (CR N06/0207)

Changes to previous edition 04798372 AND 02S 02:

•      Title: Added: and basic requirements for packaging

•      Chapter 3.4 Data Identifier for Expiration Date and Batch added

•      Chapter 3.5 — 3.7: Completely new

•      Chapter 4.2 Added: Expiration date and batch

•      Chapter 4.3. Added: labeling of Expiration Date and Batch,
•      Chapter 5: Completely new

CR-No. 2006-01, 2006-02

Changes to previous edition 4798372 AND 02S 01:

•      Chapter 2, 4.2 : EN 800 replaced by ISO/IEC 16388

•      Chapter 4.2 : general requirements at the beginning stated more clearly, footnote added

9      Attachments

n.a.

7